EXHIBIT 2

AGREEMENT FOR JOINT FILING OF

SCHEDULE 13G

The following parties hereby agree to file jointly the statement on Schedule 13G to which this Agreement is attached and any amendments thereto which may be deemed necessary pursuant to Regulation 13D-G under the Securities Exchange Act of 1934:

1.       Federated Hermes, Inc. as parent holding company of the investment advisers to registered investment companies that beneficially own the securities.

Voting Shares Irrevocable Trust, as holder of all the voting shares of Federated Hermes, Inc.

Thomas R. Donahue, individually and as Trustee

Ann C. Donahue, individually and as Trustee

J. Christopher Donahue, individually and as Trustee

It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness or accuracy of information concerning the other parties unless such party knows or has reason to believe that such information is incomplete or inaccurate.

It is understood and agreed that the joint filing of Schedule 13G shall not be construed as an admission that the reporting persons named herein constitute a group for purposes of Regulation 13D-G of the Securities Exchange Act of 1934, nor is a joint venture for purposes of the Investment Company Act of 1940.

Date: June 4, 2025

Reporting Person/Group Name:	Federated Hermes, Inc.
By (Signature)	/s/J. Christopher Donahue
Name/Title:	J. Christopher Donahue, as President of Federated Hermes, Inc.

Reporting Person/Group Name:	Voting Shares Irrevocable Trust
By (Signature)	/s/Thomas R. Donahue
Name/Title	Thomas R. Donahue, as Trustee of Voting Shares Irrevocable Trust

By (Signature)	/s/Ann C. Donahue
Name/Title	Ann C. Donahue, as Trustee of Voting Shares Irrevocable Trust

By (Signature)	/s/J. Christopher Donahue
Name/Title	J. Christopher Donahue, as Trustee of Voting Shares Irrevocable Trust

Reporting Person/Group Name:	Thomas R. Donahue
By (Signature)	/s/Thomas R. Donahue
Name/Title	Thomas R. Donahue

Reporting Person/Group Name:	Ann C. Donahue
By (Signature)	/s/Ann C. Donahue
Name/Title	Ann C. Donahue

Reporting Person/Group Name:	J. Christopher Donahue
By (Signature)	/s/J. Christopher Donahue
Name/Title	J. Christopher Donahue

1.       The number of shares indicated represent shares beneficially owned by registered investment companies and separate accounts advised by subsidiaries of Federated Hermes, Inc. that have been delegated the power to direct investment and power to vote the securities by the registered investment companies’ board of trustees or directors and by the separate accounts’ principals. All of the voting securities of Federated Hermes, Inc. are held in the Voting Shares Irrevocable Trust (“Trust”), the trustees of which are Thomas R. Donahue, Ann C. Donahue and J. Christopher Donahue (“Trustees”). In accordance with Rule 13d-4 under the 1934 Act, the Trust, Trustees, and parent holding company declare that the filing of this statement should not be construed as an admission that any of the investment advisers, parent holding company, Trust, and Trustees are beneficial owners (for the purposes of Sections 13(d) and/or 13(g) of the Act) of any securities covered by this statement, and such advisers, parent holding company, Trust, and Trustees expressly disclaim that they are the beneficial owners of such securities.